Exhibit 10.5

JOINDER TO EXCHANGE AGREEMENT

The undersigned is executing and delivering this joinder (this “Joinder”) to that certain Exchange Agreement, dated as of September 23, 2018 (as the same may be amended or supplemented from time to time hereafter, the “Exchange Agreement”), by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), Kimbell Royalty GP, LLC, a Delaware limited liability company, Kimbell Royalty Operating, LLC, a Delaware limited liability company (the “Operating Company”), and the Kimbell Art Foundation, a Texas non-profit corporation, Haymaker Minerals & Royalties, LLC, a Delaware limited liability company, EIGF Aggregator III LLC, a Delaware limited liability company, TE Drilling Aggregator LLC, a Delaware limited liability company, and Haymaker Management, LLC, a Texas limited liability company.

By executing and delivering this Joinder to the Operating Company and the Partnership, the undersigned hereby agrees to become a party to the Exchange Agreement, and accepts, has the rights of and agrees to be bound by and subject to, and to comply with, the terms, conditions and provisions of the Exchange Agreement as a “Participating Holder” thereunder, as such term is defined therein, in the same manner as if the undersigned were an original signatory to the Exchange Agreement.

Accordingly, the undersigned has executed and delivered this Joinder to the Exchange Agreement effective as of March 25, 2019.

Accepted and Agreed:

PEP II HOLDINGS, LLC

By:	EnCap Energy Capital Fund VII,
L.P., its Managing Member

By:	EnCap Equity Fund VII GP,
L.P., its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP,
L.L.C., its General Partner

By:	/s/ D. Martin Phillips
Name: D. Martin Phillips
Title: Managing Partner